Exhibit 5

Pamela Scott
General Counsel
Human Resources

October 24, 2008

Citigroup Inc.

399 Park Avenue

New York, NY 10043

Ladies and Gentlemen:

I am General Counsel – Human Resources of Citigroup Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) 50,000,000 shares of Citigroup Inc. common stock, $.01 par value (the “Shares”); and (ii) $120,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the 2009 Voluntary Capital Accumulation Program and the 2009 Voluntary CAI Capital Accumulation Program (the “Programs”).

In connection with the foregoing, I or attorneys under my supervision have examined the Restated Certification of Incorporation and By-Laws of the Company, as amended, the Programs’ documents, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have reviewed and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of the opinion expressed herein. As to certain factual matters relevant to this opinion letter, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing I am of the opinion that, (i) when issued in accordance with the provisions of the Programs (including, but not limited to, the condition that the stockholders of the Company vote to approve an equity compensation plan pursuant to which Shares subject to awards granted under the Programs may be issued), the Shares will be legally issued, fully paid and non-assessable; and (ii) when issued in accordance with the provisions of the Programs, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting the enforcement of creditors’ rights, by general principles of equity or by laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness.

My opinion is limited to matters governed by the laws of the State of New York and the General Corporation Law of the State of Delaware. I am not admitted to the practice of law in the State of Delaware. My opinion expressed herein is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ PAMELA SCOTT
Pamela Scott General Counsel-Human Resources